EXHIBIT 12
                                        INGERSOLL-RAND COMPANY
                         COMPUTATIONS OF RATIOS OF EARNINGS TO FIXED CHARGES
                                     (Dollar Amounts in Millions)
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                                           Three Months
                                         Ended  March  31,    Years Ended December 31,
Fixed    charges:                               2001       2000      1999       1998     1997     1996
  Interest expense........................... $ 72.7     $286.6    $204.5     $225.9   $137.5   $120.9
  Amortization of debt discount and expense..    1.6        6.1       6.7        7.0      2.0      1.5
  Rentals (one-third of rentals).............    8.4       28.2      23.9       23.8     23.3     20.3
  Capitalized interest.......................    1.1        4.4       4.0        4.0      3.2      4.6
  Equity-linked security charges............     6.3       25.6      25.6       19.7      0.0      0.0
Total fixed charges.......................... $ 90.1     $350.9    $264.7     $280.4   $166.0   $147.3

Net earnings from continuing operations       $ 49.3     $546.2    $563.1     $481.6   $367.6   $342.3
Add:   Minority income of majority-
         owned subsidiaries..................    8.5       39.3      29.1       23.5      3.6      1.5
       Taxes on income from continuing
         operations..........................   28.2      283.1     299.9      250.7    219.8    190.7
       Fixed charges.........................   90.1      350.9     264.7      280.4    166.0    147.3
Less:  Capitalized interest..................    1.1        4.4       4.0        4.0      3.2      4.6
       Undistributed earnings (losses) from
         less  than  50%  owned  affiliates..    1.3        9.1      19.9       26.9     16.2    (29.1)
Earnings available for fixed charges ........ $173.7   $1,206.0  $1,132.9   $1,005.3   $737.6   $706.3

Ratio of earnings to fixed charges ..........   1.93       3.44      4.28       3.59     4.44     4.79
Undistributed earnings (losses) from less
    than 50% owned affiliates:
  Equity in earnings (losses)............     $  1.9     $ 11.6    $ 22.1     $ 30.1   $ 18.3   $ 29.7
    Less:  Amounts distributed...............    0.6        2.5       2.2        3.2      2.1     58.8
  Undistributed earnings (losses) from
    less-than 50% owned affiliates........... $  1.3     $  9.1    $ 19.9     $ 26.9   $ 16.2   $(29.1)

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